Exhibit 10.39

Execution Version

CONSULTING AGREEMENT

This Consulting Agreement is entered into as of March 21, 2015 (this “Agreement”) by and between Actavis plc (the “Company”), and David Buchen (the “Consultant” and, together with the Company, the “Parties”).

RECITALS

WHEREAS, the Company, Avocado Acquisition Inc., an indirect wholly owned subsidiary of the Company, and Allergan Inc. (“Allergan”) have entered into that certain Agreement and Plan of Merger, dated as of November 16, 2014 (the “Merger Agreement”), pursuant to which Allergan will become a wholly-owned subsidiary of the Company upon consummation of the Merger (as defined in the Merger Agreement);

WHEREAS, the Consultant has served the Company and its affiliates, including as the Company’s Chief Legal Officer and Executive Vice President Commercial, North American Generics and International, and has considerable knowledge and experience with respect to the Company’s operations;

WHEREAS, the Consultant and the Company have agreed that the Consultant’s employment with the Company and its affiliates will terminate on May 1, 2015 (the “Employment Cessation Date”);

WHEREAS, the Company has determined that it is in its best interests for the Consultant to make available his continued services and expertise to the Company following the Employment Cessation Date, for the consideration and on the terms and conditions set forth below; and

NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and intending to be legally bound, the Parties hereto agree as follows:

Section 1 Engagement

1.1 Services. Upon the terms and subject to the conditions of this Agreement, the Company hereby engages the Consultant, and the Consultant hereby accepts such engagement, as an independent contractor to provide the services set forth in Annex A and any other such consulting services as may be requested from time to time by the Executive Vice President Chief Operating Officer (collectively, the “Services”). Notwithstanding any provision of this Agreement to the contrary, the Company and the Consultant currently intend and anticipate that (i) as of the Employment Cessation Date, the Consultant shall have a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)) from the Company and (ii) the amount of time the Consultant shall provide the Services during the Term shall be less than twenty percent (20%) of the average level of bona fide services performed by the Consultant during the thirty-six (36) month period preceding the Employment Cessation Date.

1.2 Location. During the Term, the Consultant shall be available to provide the Services remotely (via phone, e-mail or fax), provided, however that at the option of the Company, Consultant shall be required to attend meetings with the Company’s management from time to time as reasonably requested by the Company.

1.3 Term of Agreement. This term of this Agreement shall commence upon the Employment Cessation Date and shall continue until May 1, 2016 (the “Termination Date”), unless earlier terminated in accordance with Section 1.4 (the “Term”).

1.4 Termination. The Company may terminate this Agreement and the Term at any time for Cause (as defined below) and either Party may terminate this Agreement without Cause, pursuant to a Notice of Termination (as defined below), which, in the case of a termination without Cause shall be delivered at least ten (10) days prior to the Date of Termination (as defined below). The Company may also terminate this Agreement and the Term on account of the Consultant’s Disability and the Parties may terminate the Term upon mutual agreement. The Term will terminate automatically in the event of the Consultant’s death (as defined below). Any termination of this Agreement and the Term, other than a termination on account of the Consultant’s death, shall be communicated by a written “Notice of Termination” to the other party hereto delivered in accordance with Section 1.4.

1.4.1 For purposes of this letter, “Cause” shall mean (i) any refusal by the Consultant to perform the Services, after written notice thereof by the Company and a reasonable opportunity to cure, not to exceed 30 days (provided such refusal is reasonably susceptible to cure); (ii) any act of dishonesty, fraud, embezzlement, theft or misappropriation by the Consultant in connection with or related to the performance of the Services hereunder or the indictment of or plea of nolo contendere by the Consultant to any felony or crime involving moral turpitude; (iii) any gross negligence or willful misconduct by the Consultant in connection with the performance of the Services; or (iv) any breach by the Consultant of any of the material terms contained in this Agreement or any agreement between the Consultant and the Company or its affiliates, after written notice thereof by the Company and a reasonable opportunity to cure, not to exceed 30 days (provided such breach is reasonably susceptible to cure). For purposes of this Agreement, “Disability” shall mean the Consultant’s inability to perform the Services due to illness or injury for a period of 90 consecutive calendar days or 90 calendar days in any 180 day period.

1.4.2 For purposes of the Agreement, “Date of Termination” shall mean, if the Agreement is terminated (i) by the Company with Cause or by either Party without Cause or by the Company due to the Consultant’s Disability, the date specified in the Notice of Termination, which, in the case of a termination without Cause, shall not be less than 10 days after the date the Notice of Termination is delivered, or (ii) if the Agreement is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days, or any alternative time period agreed upon by the parties, after the giving of such notice) set forth in such Notice of Termination.

1.5 Effect of Termination. Upon termination of this Agreement prior to the expiration of the Term, within thirty (30) days after the Date of Termination, the Company shall pay the Executive a pro-rata Consulting Fee for the portion of the month prior to the Date of Termination and expense reimbursements as of the Date of Termination, following which the Company’s obligations to pay the Consulting Fee shall immediately cease, and the Consultant shall not be required to render any further Services; provided, however, that if the Company terminates this Agreement for Cause, the Company’s obligations to pay the Consulting Fee shall immediately cease as of the Date of Termination.

1.6 Relationship of Parties. The Consultant is an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between the Consultant and the Company (or any of its affiliates) for any purpose. Except to the extent specifically authorized in advance by the Company in writing, the Consultant (a) shall have no authority (and shall not hold itself out as having authority) to represent, bind or act on behalf or in the name of the Company or any of its affiliates, and (b) shall not make any agreements or representations on behalf of the Company or any of its affiliates. Without limiting the generality of the foregoing, except as otherwise provided in the Employment Agreement and/or the Separation Agreement (each as defined below), the Consultant will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company or any of its affiliates to its employees. The Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on behalf of the Consultant. The Consultant shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. The Consultant may not engage any person in connection with the performance of the Services without the Company’s prior written consent. The Consultant shall be fully responsible for any such persons and in no event shall the Consultant be relieved of its obligations under this Agreement as a result of its use or engagement of any such persons.

Section 2 Compensation

2.1 Consulting Fee. As consideration for the provision of Services and the rights granted to the Company under this Agreement, the Consultant shall be paid a monthly consulting fee of $19,000, payable in arrears, no later than the fifteenth (15th) day of the following month (the “Consulting Fee”).

2.2 Expense Reimbursement. The Company agrees to reimburse the Consultant for reasonable and appropriately documented out-of-pocket expenses actually incurred and paid by the Consultant but only to the extent (a) directly related to the Consultant’s performance of the Services, (b) incurred in accordance with the Company’s expense reimbursement policies and (c) approved in writing in advance by the Company. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code to the extent that such reimbursements are subject to Section 409A of the Code, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during the Term, (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (d) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

2.3 Withholding, etc. Amounts payable under this Agreement shall be without deduction or withholding of any kind other than any tax or other deduction or withholding determined by the Company to be required by law. Except as otherwise provided herein, the Company shall be entitled to set-off against and deduct from any amount payable to the Consultant hereunder any amount which it in good faith considers to be due to the Company or any of it’s affiliates under the terms of this Agreement or any other agreement involving the Parties or their respective affiliates.

Section 3 Certain Agreements

3.1 Non-Competition. Nothing in this Agreement shall restrict the Consultant from being engaged or employed in any other business, trade, profession or other activity; provided, that, during the Term, to the maximum extent permitted by Law, the Consultant shall not, directly or indirectly, engage in, become financially interested in, be employed by or have any business connection other than as a member of the board of directors or similar governing body, with any other person, corporation, firm, partnership or other entity whatsoever (a “Competitor”) known by him to Compete with the Company, anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company or any of its affiliates, in each case, without the Company’s prior written consent; provided, further, that nothing in this Agreement shall prohibit you from holding, as a passive investor and for investment purposes only, no more than five percent (5%) of the capital stock of any publicly traded company or any privately held company (without any other involvement in the management or operation of such business). For the purposes of this paragraph 3.1, a Competitor shall be deemed to “Compete” if it engages in the development, manufacture, and sale (other than at the retail level) of branded and generic drug products and that is in material and direct competition with any of the five (5) products that, over the four (4) fiscal quarters immediately preceding your Termination Date, accounted for the greatest amount of revenues for the Company or any of its affiliates, taken as a whole.

3.2 Confidentiality. The Consultant shall (a) use the Confidential Information solely to the extent necessary in the performance of the Services and not for any other purpose, (b) not disclose any Confidential Information other than in connection with the provision of Services, (c) promptly return all Confidential Information to the Company (or, at the election of the Company, destroy such Confidential Information) without retaining any copies thereof and (d) not reverse engineer, decompile, test or analyze the Confidential Information without the prior written consent of the Company. In the event that the Consultant is requested or required by law, judicial or governmental order, deposition, interrogatory, request for documents, subpoena, civil investigative demand or other legal process to disclose any of the Confidential Information, the Consultant must first provide the Company with prompt written notice of such requirement so that the Company (or any of its affiliates) may seek an appropriate protective order. If the Consultant is nevertheless legally required (as confirmed by the opinion of the Company’s counsel) to disclose Confidential Information, then the Consultant shall only disclose that portion of the Confidential Information that is legally required to be disclosed (as confirmed by the opinion of the Company’s counsel). In such an event, the Consultant shall take reasonable efforts to obtain assurance that confidential treatment will be accorded to that portion of the Confidential Information being disclosed. In no event shall the Consultant oppose action by the Company (or any of its affiliates) to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. For purposes of this section, “Confidential Information” means all non-public information concerning the Company or any of its affiliates (whether prepared by the Company or otherwise, whether oral or written, in whatever form or data storage medium and whether or not specifically identified as “confidential”), including plans and strategies, financial and accounting information, product-related information, computer programs, code and software, technical drawings and schematics, technical expertise, know-how, processes, ideas, inventions (whether patentable or not), agreements and reports (together with all analyses, compilations, forecasts, studies, summaries, notes, data and other documents and materials, in whatever form maintained and whether prepared by the Company, the Consultant or other persons, which contain or reflect, or are based on or generated from, in whole or in part, any such information).

3.3 Proprietary Items. The Consultant will not remove from the Company or any of the Company’s premises (except to the extent such removal is for purposes of the performance of Consultant’s duties hereunder at home or while traveling, or except as otherwise specifically authorized by the Company) any document, record, notebook, plan, model, component, device, or computer software, whether embodied in a disk or in any other form (collectively, the “Proprietary Items”). The Consultant recognizes that, as between the Company, on the one hand, and the Consultant, on the other hand, all of the Proprietary Items, whether or not developed by the Consultant, are the exclusive property of the Company. Upon any termination of the Term or this Agreement, or upon the Company’s request at any time, the Consultant will return to the Company all of the Proprietary Items in the Consultant’s possession or subject to the Consultant’s control, and the Consultant shall not retain any copies or other physical embodiment of any of the Proprietary Items.

3.4 Other. Nothing in this Section 3 shall limit any other non-compete, non-solicitation, confidentiality, intellectual property-related or other covenants or restrictions to which the Consultant may be subject under any other agreement, including Section 8 of the Key Employee Agreement between the Consultant and Watson Pharmaceuticals Inc., dated February 28, 2000, as amended (the “Employment Agreement”), the Separation Agreement and Release between Consultant and the Company, dated March __, 2015 (the “Separation Agreement”) or otherwise. This Section 3 shall survive the termination of this Agreement.

Section 4 Miscellaneous

4.1 Notice. All notices, approvals and other communications required or contemplated under this Agreement shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when sent by cable, telecopy, telegram or facsimile (which is confirmed by the intended recipient), and (c) when sent by overnight courier service or when mailed by certified or registered mail, return receipt requested, with postage prepaid, to the Parties at the following addresses:

In the case of Consultant:	to the most recent address on file with the Company

In the case of the Company:	Actavis plc
Morris Corporate Center III
400 Interpace Parkway
Parsippany, New Jersey 07054
Attention: Chief Legal Officer & Secretary

with a copy to:	Actavis plc
1 Grand Canal Square
Docklands
Dublin 2
Ireland
Attention: Chief Legal Officer & Secretary

or such other persons or addresses as either Party may from time to time designate by notice to the other.

4.2 Assignment; Binding Effect. No Party shall assign or transfer or purport to assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that the Company shall be permitted to assign or transfer any of its rights or obligations hereunder to any affiliate of the Company without the written consent of the Consultant. This Agreement shall inure to the benefit of the Parties and their respective permitted successors and assigns and is binding upon the Parties and their respective successors and assigns.

4.3 Amendment; Waiver. This Agreement may be amended, changed or supplemented only by a written agreement executed and delivered by the Parties. Any waiver of, or consent to depart from, the requirements of any provision of this Agreement shall be effective only if it is in writing and signed by the Party giving it, and only in the specific instance and for the specific purpose for which it has been given. Except as otherwise provided by this Agreement, no failure on the part of any Party to exercise, and no delay in exercising any right under this Agreement shall operate as a waiver of such right.

4.4 Entire Agreement. This Agreement (including the Annex), Section 8 of the Employment Agreement and the Separation Agreement constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties with respect to such subject matter.

4.5 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall negotiate in good faith to amend this Agreement to give effect to the purpose and intent of the provision found to be invalid, illegal or unenforceable.

4.6 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflict of laws. The parties agree that any controversy or claim not resolved by the Parties arising out of or relating to this Agreement shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration held in Morris County, New Jersey and conducted, to the extent not inconsistent with the laws of the State of New Jersey, pursuant to the Rules for Arbitration of Employment Disputes of the American Arbitration Association, and the parties agree that each side shall initially bear their own costs and fees, but that the arbitrator may award reasonable costs and attorney’s fees to the prevailing party.

4.7 Costs. Except as otherwise provided in this Agreement, each Party is responsible for its own costs and expenses incurred in connection with performing and observing its obligations and covenants under this Agreement.

4.8 Remedies. The Consultant expressly acknowledges and agrees that the terms of this Agreement are reasonable and necessary for the protection of the legitimate business interests of the Company. The Consultant acknowledges and agrees that the Company would be irreparably harmed by a breach of this Agreement by the Consultant and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Therefore, the Consultant agrees to the granting of specific performance of this Agreement and injunctive or other equitable relief in favor of the Company as a remedy for any such breach, without proof of actual damages, and the Consultant further waives any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for any such breach, but shall be in addition to all other remedies available at law or equity to the Company.

4.9 Counterparts. This Agreement may be executed in any number of counterparts which, taken together, constitute one and the same agreement.

4.10 No Third Party Beneficiaries. Except as expressly contemplated by this Agreement, nothing in this Agreement shall confer any rights upon any person other than the Parties and their respective successors and permitted assigns.

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IN WITNESS WHEREOF, the Company and the Consultant have each caused this Agreement to be duly executed pursuant to due authorization, all as of the day and year first above written.

ACTAVIS PLC

By:	/s/ Karen L. Ling
Name:	Karen L. Ling
Title:	Chief Human Resources Officer

CONSULTANT

By:	/s/ David A. Buchen
Name:	David A. Buchen

Annex A

Services

The Consultant is engaged to provide the following services: